UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on July 22, 2015

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders at its corporate offices at the Water Council Building, 247 Freshwater Way, Milwaukee, Wisconsin 53204 on Wednesday, July 22, 2015, at 9:00 a.m. Central Time, for the following purposes:

1.	To elect two directors to serve for three-year terms expiring in fiscal 2019;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on May 26, 2015, will be entitled to vote at the meeting or any adjournment of the meeting. On or about June 12, 2015, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 11, 2015

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website. You will need the control number from the notice to vote.

• By telephone:	Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call. You will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

PROXY STATEMENT

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	46

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47

PROPOSAL 3: RATIFICATION THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016	48

REPORT OF THE AUDIT COMMITTEE	49

AUDITORS	50
Fees and Services	50
Audit Committee Pre-Approval Policies and Procedures	50

ANNUAL MEETING OF STOCKHOLDERS

JULY 22, 2015

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A:    On or about June 12, 2015, Rexnord Corporation (“Rexnord”, “we” or the “Company”) expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:	WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:    Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on July 22, 2015

The proxy statement and annual report to security holders are available at

http://www.astproxyportal.com/ast/17558.

Q:	HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:    Stockholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	http://www.amstock.com/proxyservices/requestmaterials.asp

• By e-mail:	info@amstock.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 718-921-8562 from other countries

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than July 10, 2015.

Q:	WHAT AM I VOTING ON?

A:    At the annual meeting you will be voting on three proposals:

1.	The election of two directors to serve for three-year terms expiring in fiscal 2019. This year’s board nominees are:

•	Todd A. Adams

•	Robin A. Walker-Lee

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for advisory approval of the compensation of the Company’s named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution; however, abstentions will act as a vote against approval of the resolution. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee, the board or the Company. However, the Compensation Committee and the board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016. Consequently, abstentions will act as a vote against this proposal.

Q:	WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:	WHO MAY VOTE?

A:    You may vote at the annual meeting if you were a stockholder of record as of the close of business on May 26, 2015, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 101,822,313 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.

Q:	HOW DO I VOTE?

A:    You may vote either in person at the annual meeting or in advance of the meeting by authorizing – by internet, telephone or mail – the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote via the internet, as it is the most cost-effective method available. If you choose to vote your shares via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website. You will need the control number from the notice to vote.

• By telephone:	Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call. You will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), toll-free at 1-800-937-5449.

Q:	WHAT IF I OWN SHARES AS PART OF REXNORD’S 401(k) PLAN?

A:    Stockholders who own shares as part of Rexnord’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q:	WHO WILL COUNT THE VOTE?

A:    AST, our transfer agent, will use an automated system to tabulate the votes. A representative of the Company will serve as the inspector of election.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:    All stockholders of record as of the close of business on May 26, 2015, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Rexnord common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Rexnord common stock through such broker or nominee and a form of identification.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:    If you vote through the internet or by telephone, or complete a proxy card, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.

Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE FISCAL 2017 ANNUAL MEETING?

A:    We expect to hold our fiscal 2017 annual meeting of stockholders on July 28, 2016. Under Rule 14a-8 under the Securities Exchange Act of 1934, the Corporate Secretary must receive a stockholder proposal no later than February 13, 2016, in order for the proposal to be considered for inclusion in our proxy material for the fiscal

2017 annual meeting. To otherwise bring a proposal or nomination before the fiscal 2017 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between February 23, 2016, and March 24, 2016. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before February 23, 2016 or after March 24, 2016, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by April 2, 2015. We did not receive notice of any matters by the deadline for this year’s annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the May 26, 2015 Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our Named Executive Officers in the Summary Compensation Table;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
T. Rowe Price Associates, Inc.	(2)	17,874,253	17.6%
Janus Capital Management LLC	(3)	12,111,432	11.9%
JPMorgan Chase & Co.	(4)	6,000,719	5.9%
Adage Capital Partners, L.P.	(5)	5,420,403	5.3%

Todd A. Adams	(6)	1,720,730	1.7%
Mark S. Bartlett		18,897	*
Laurence M. Berg		41,626	*
Thomas D. Christopoul		7,772	*
Paul W. Jones		20,000	*
George C. Moore		35,700	*
Donald J. Nelson		—	—
Mark W. Peterson		185,225	*
George M. Sherman	(7)	4,237,144	4.1%
John M. Stropki	(8)	8,641	*
John S. Stroup		57,229	*
Craig G. Wehr		66,196	*
Kevin J. Zaba		98	—
Current directors and executive officers as a group (17 persons)		6,479,060	6.1%
Robin A. Walker-Lee	(9)	—	—

*	Indicates less than one percent
(1)	Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date, in accordance with SEC rules, as follows: Mr. Adams (1,678,730), Mr. Bartlett (18,897), Mr. Berg (41,626), Mr. Christopoul (7,772), Mr. Peterson (182,225), Mr. Sherman (2,539,795), Mr. Stropki (3,137), Mr. Stroup (37,629), Mr. Wehr (66,196), and all current directors and executive officers as a group (4,608,081).
(2)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) filed a Schedule 13G/A, dated February 17, 2015, reporting sole voting power as to 3,746,421 shares of common stock and sole dispositive power as to

17,874,253 shares of common stock as of December 31, 2014. The Schedule 13G/A also reported that T. Rowe Price Mid-Cap Growth Fund, Inc., an investment company, has sole voting power as to 5,500,000 shares of common stock as of December 31, 2014 (these shares are included in the aggregate amount owned by T. Rowe Price). The address of T. Rowe Price, which filed the report as an investment adviser, is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	Janus Capital Management LLC (“Janus”) filed a Schedule 13G/A, dated February 17, 2015, reporting both sole voting power and sole dispositive power as to 12,111,432 shares of common stock as of December 31, 2014. The report also included Janus subsidiaries INTECH Investment Management and Perkins Investment Management LLC. The address of Janus, which filed the report as an investment adviser and as a parent holding company, is 151 Detroit Street, Denver, CO 80206.
(4)	JPMorgan Chase & Co. (“JPMorgan”) filed a Schedule 13G/A, dated January 20, 2015, reporting sole voting power as to 5,667,294 shares of common stock, sole dispositive power as to 6,000,593 shares of common stock and shared dispositive power as to 126 shares of common stock as of December 31, 2014. JPMorgan filed the report as a parent holding company; the report identifies the following subsidiaries which hold or acquired the securities reported: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; and JPMorgan Asset Management (UK) Ltd. The address of JPMorgan is 270 Park Avenue, New York, NY 10017.
(5)	Adage Capital Partners, L.P. (“Adage”) filed a Schedule 13G/A, dated February 17, 2015, reporting both shared voting power and shared dispositive power as to 5,420,403 shares of common stock as of December 31, 2014. Adage filed the report for itself and on behalf of Adage Capital Partners GP, L.L.C. (its general partner) (“ACPGP”), Adage Capital Advisors L.L.C. (ACPGP’s managing member) (“ACA”), and Robert Atchinson and Phillip Gross (ACA’s managing members), all of whom share ownership. The address of Adage is 200 Clarendon Street, 52nd floor, Boston, MA 02116.
(6)	Excludes 33,745 shares held in trusts for the benefit of Mr. Adams’ children as to which Mr. Adams does not have voting or dispositive power and therefore disclaims beneficial ownership.
(7)	Includes 527,929 shares of our common stock owned by Mr. Sherman, 70,097 shares held by Mr. Sherman’s spouse, 725,128 shares held by trusts of which Mr. Sherman’s spouse is a trustee and 374,195 shares held by a charitable trust of which Mr. Sherman and his spouse are trustees.
(8)	Includes 5,504 shares held by Mr. Stropki’s spouse.
(9)	Ms. Walker-Lee is a director nominee.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. Following the annual meeting, the board will be composed of eight directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives and to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to one class of our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

This year’s board nominees for election for terms expiring at the fiscal 2019 annual meeting are Todd A. Adams and Robin A. Walker-Lee.

As previously announced, George M. Sherman, whose term expires at the annual meeting, will be retiring as Non-Executive Chairman of the Board effective as of the annual meeting. Mr. Sherman has served as a Rexnord director since 2002. In addition, Laurence M. Berg, whose term also expires at the annual meeting, decided not to accept a nomination for re-election because he believes declining is appropriate since Apollo Management VI, L.P. (together with its affiliates, referred to herein as “Apollo”), the Company’s former majority stockholder, no longer owns shares of Rexnord common stock and he was initially a director nominated by Apollo. We sincerely thank Messrs. Sherman and Berg for their years of dedicated service and many valuable contributions to the Company. Paul W. Jones will succeed Mr. Sherman as Non-Executive Chairman.

It is our policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

As part of our transitioning from a “controlled company” into full compliance with New York Stock Exchange (“NYSE”) corporate governance standards related to the independence of directors on the board and certain committees, the Company sought new board members during fiscal 2015 and 2016. Paul W. Jones was elected to the board, and was placed in the class of directors whose terms expire at the fiscal 2018 annual meeting, effective December 10, 2014. George C. Moore was elected to the board, and was placed in the class of directors whose terms expire at the fiscal 2017 annual meeting, effective February 12, 2015. In addition, Robin A. Walker-Lee has been nominated by the Nominating and Corporate Governance Committee for election at the annual meeting. The Nominating and Corporate Governance Committee conducted the searches in fiscal 2015 and 2016 for the new directors and hired director search firms in connection with the process. Messrs. Jones and Moore were first suggested to the Nominating Committee for consideration as directors by our CEO, and Ms. Walker-Lee was first suggested to the Committee for consideration as a nominee by one of our non-management directors.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for re-election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the Fiscal 2019 Annual Meeting

Todd A. Adams

Director since 2009

Mr. Adams, age 44, is our President, Chief Executive Officer and a director. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment; he became President and CEO in 2009. Prior to joining us, Mr. Adams held various positions at The Boeing Company, APW Ltd. and Applied Power Inc. (currently Actuant Corporation). Mr. Adams is also a director of Generac Holdings Inc. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business and because he is our Chief Executive Officer.

Robin A. Walker-Lee

Director Nominee

Ms. Walker-Lee, age 61, is a director nominee. Ms. Walker-Lee is the retired executive vice president, general counsel and secretary of TRW Automotive Holdings Corp., a leader in automotive safety systems, which was recently acquired by the ZF Group. Ms. Walker-Lee was with TRW Automotive from 2010 until her retirement in 2015. Prior to that, she served as assistant general counsel of operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer, and as general counsel and vice president of public policy for GM – Latin America, Africa and Middle East; she also served on special assignment to the general counsel of GM during its bankruptcy restructuring. Ms. Walker-Lee was nominated for election to our board of directors because of her significant global business and legal experience, including as general counsel of a public company.

The board recommends that you vote “FOR” both of the nominees.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the Fiscal 2017 Annual Meeting

Mark S. Bartlett

Director since 2012

Mr. Bartlett, age 64, became a director in 2012. Mr. Bartlett is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation committee of T. Rowe Price Group, Inc. and as a director and member of the audit committee of FTI Consulting, Inc. The board appointed Mr. Bartlett as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation.

George C. Moore

Director since 2015

Mr. Moore, age 60, became a director in February 2015. Mr. Moore currently serves as a director of Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, where he has served since 2012, and as a director of Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, since 2015. Prior to joining Wastequip, Mr. Moore served as executive vice president of Rexnord from 2006 to 2012, as our chief financial officer from 2006 to 2008 and as our acting CFO for portions of 2009 and 2010. Mr. Moore has also served as a director of Jacuzzi Brands Corp. from 2008 to 2009 and as the executive vice president and chief financial officer of Maytag Corporation, a manufacturer of major appliances and household products, from 2003 to 2006. Previously, Mr. Moore served as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process / environmental controls and tools and components, where he was employed from 1993 to 2003. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. The Board appointed Mr. Moore as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

John M. Stropki

Director since 2014

Mr. Stropki, age 64, became a director in January 2014. Mr. Stropki is the retired chairman, chief executive officer and president of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and brazing products. Mr. Stropki served for more than 40 years in a variety of progressively more responsible roles at Lincoln Electric Holdings, Inc., including as its chairman, chief executive officer and president from 2004 to 2012 and its executive chairman until December 2013. Mr. Stropki currently serves as a director of The Sherwin-Williams Company (including as lead director and a member of its compensation and management development committee) and Hyster-Yale Materials Handling, Inc. (including as a member of its compensation committee and its nominating and corporate governance committee). The board appointed Mr. Stropki as a director due to his significant management and leadership experience, including as chief executive officer and chairman at a global industrial company with a long history of financial improvement and his experience on other public company boards.

Directors Continuing to Serve Until the Fiscal 2018 Annual Meeting

Thomas D. Christopoul

Director since 2013

Mr. Christopoul, age 50, became a director in 2013. Mr. Christopoul is a Senior Partner and Head of Real Estate Investment, since September 2014, at Cain Hoy Enterprises, LLC, an investment firm that was recently launched by Guggenheim Partners. Prior to that, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners, since 2013. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, since 2009, and served as executive chairman of two of Falconhead’s portfolio companies – GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company he founded in 2006. Further, Mr. Christopoul is non-executive chairman of Hudson Cross, LLC, a travel industry consulting partnership. Mr. Christopoul also serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., and serves on the boards of directors of several private companies. Prior to joining Falconhead in 2009, Mr. Christopoul was president and chief executive officer of Resources Connection, Inc., a multi-national professional services firm from 2008 to 2009; prior thereto, he was an independent member on Resources’ board of directors from 2006 to 2008. The board appointed Mr. Christopoul as a director due to his significant and varied business experience.

Paul W. Jones

Director since 2014

Mr. Jones, age 66, became a director in December 2014. Mr. Jones is the retired chairman, chief executive officer and president of A.O. Smith Corporation, a manufacturer of water heating and water treatment systems; he retired in 2014. Prior to joining A.O. Smith in 2004, Mr. Jones was chairman and chief executive officer of U.S. Can Company, Inc., a leading provider of containers for personal care, household, paint and industrial products, from 1998 to 2002. Prior to that, Mr. Jones held various roles, including as president and chief executive officer, at Greenfield Industries, Inc., a manufacturer of cutting tools and other material removal products, from 1989 to 1998. Mr. Jones currently serves as a director of A.O. Smith, Federal Signal Corporation, where he chairs the nominating and governance committee and is a member of the compensation and benefits committee, and Integrys Energy Group, Inc., where he chairs the financial committee and is a member of the audit committee. Mr. Jones also previously served as a director of Bucyrus International, Inc. until its acquisition by Caterpillar, Inc. in 2011, and chaired its compensation committee. The Board appointed Mr. Jones as a director because of his extensive leadership and management experience, including as chief executive officer and chairman, at multinational companies, because he is an experienced strategist focused on enterprise growth and because he is and has been a director of several other publicly-traded companies and brings insights as to best practices from those experiences.

John S. Stroup

Director since 2008

Mr. Stroup, age 49, became a director in 2008. Mr. Stroup is currently president and chief executive officer and a member of the board of directors of Belden Inc., a company listed on the NYSE that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. Prior to joining Belden Inc. in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves on our board of directors because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are generally expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 72, although a director who reaches age 72 during a term may continue to serve for the remainder of his or her term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held four meetings during fiscal 2015. All of the then-current directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2015. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Sherman presided at those executive sessions in fiscal 2015. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are expected to attend the annual meeting of stockholders. All of the then-serving directors attended the annual meeting of stockholders held in fiscal 2015, other than former directors Messrs. Copses and Giangiacomo.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the NYSE. When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Messrs. Bartlett, Christopoul, Jones, Stropki and Stroup are independent, and that Ms. Walker-Lee would be independent if elected to the board, on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the NYSE. The board determined that the following directors are not considered independent under NYSE rules at this time: Mr. Adams (because he is our President and CEO) and Mr. Moore (because he was an officer of Rexnord within the last three years; however, he will be eligible to be deemed independent later in 2015).

In making its determinations, the board considered that Mr. Bartlett was, until 2012, a partner at E&Y and that E&Y has served as Rexnord’s independent registered public accounting firm since 2006; however, because Mr. Bartlett did not personally work on E&Y’s audit of Rexnord or provide any other services to the Company, the board determined that such former relationship would not impair Mr. Bartlett’s independent judgment in carrying out his responsibilities as a member of the board. Further, Mr. Bartlett serves as a director of T. Rowe Price Associates, Inc., which is a greater-than-5% holder of Rexnord’s outstanding common stock. Since Mr. Bartlett is not involved in investment decisions by T. Rowe Price or its other decisions relating to ownership or voting of Company common stock, the board determined that such relationship does not affect Mr. Bartlett’s independence.

The board also considered that Mr. Christopoul currently serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., a portfolio company of Apollo (our former majority stockholder); however, because Mr. Christopoul is not an employee of Apollo and does not receive remuneration directly from Apollo in his capacity as a director of Apollo Residential Mortgage, Inc., and because Apollo no longer owns any shares of the Company’s stock, the board determined that such position would not impair Mr. Christopoul’s independent judgment in carrying out his responsibilities as a member of the board.

Board Leadership Structure

The Company has no formal policy regarding the separation or combination of the position of Chairperson and CEO; however, it believes that in the Company’s current circumstances it is advantageous to separate those positions. From time to time, the board reviews and considers the optimal board leadership structure.

As previously announced, Mr. Sherman will be retiring, and Mr. Jones, an independent director, has been elected as Non-Executive Chairman, effective after the annual meeting on July 22, 2015. The Company believes that having had Mr. Sherman serve as Chairman in recent years was an appropriate leadership structure for the board because Mr. Sherman had significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and in-depth knowledge of Rexnord and its business. In connection with its regular succession planning efforts, the board evaluated its leadership structure and determined that, upon Mr. Sherman’s retirement, Mr. Jones would be appointed as Non-Executive Chairman, primarily because of his extensive leadership and management experience (including as chief executive officer and chairman) at multinational companies, his experience as a strategist focused on enterprise growth, his current and past directorships at publicly-traded companies and his insights as to best practices from those experiences.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The individuals serving as directors as of the date of this proxy statement and the committees on which they currently serve are identified in the table below. The committee composition will be adjusted after the annual meeting to reflect the changes in the board’s membership.

Director	Audit	Compensation	Nominating and Corporate Governance	Executive
Todd A. Adams				X
Mark S. Bartlett	Chair		X
Laurence M. Berg		X		X
Thomas D. Christopoul	X	Chair
Paul W. Jones		X	X
George C. Moore
George M. Sherman				Chair
John M. Stropki		X	X
John S. Stroup	X		Chair

Audit Committee

The Audit Committee held four meetings during fiscal 2015. The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Christopoul and Stroup qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held four meetings during fiscal 2015. The Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

In reliance on the transition rules for companies that were formerly “controlled companies” under the NYSE rules, our Compensation Committee was not composed entirely of independent directors for part of fiscal 2015; however, none of the members of our Compensation Committee during fiscal 2015 was a current or former employee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of Rexnord Corporation held five meetings during fiscal 2015. The Nominating and Corporate Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

In reliance on the transition rules for companies that were formerly “controlled companies” under the NYSE rules, our Nominating and Corporate Governance Committee was not composed entirely of independent directors during part of fiscal 2015.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to serve on the board at other times during the year, as needed. For example, as part of transitioning into full compliance with NYSE rules related to the independence of directors on the board and certain committees, the Company sought new board members during fiscal 2015 and fiscal 2016. Consequently, the Nominating and Corporate Governance Committee recommended that Messrs. Jones and Moore be added to the board during fiscal 2015 and recommended Ms. Walker-Lee as a nominee for election to the board at the fiscal 2016 annual meeting.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders. For more information, see “Commonly Asked Questions and Answers About the Annual Meeting – When are stockholder proposals and stockholder nominations due for the fiscal 2017 annual meeting?” above.

Executive Committee

The Executive Committee did not meet during fiscal 2015, although it did take action from time to time by written consent. The primary duty and responsibility of the Executive Committee is to act on behalf of the board of directors in between meetings of the full board, as necessary or appropriate.

Communications with the Board

Any communications to the board of directors should be sent to the attention of Rexnord’s Corporate Secretary, 247 Freshwater Way, Suite 300, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s website at www.rexnord.com/investors.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our website at www.rexnord.com/investors. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s website at www.rexnord.com.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during the fiscal year ended March 31, 2015.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George M. Sherman	$250,000	$—	$—	$—	$—	$—	$250,000
Mark S. Bartlett	70,000	—	90,816	—	—	—	160,816
Laurence M. Berg	50,000	—	90,000	—	—	—	140,000
Thomas D. Christopoul	61,500	—	90,816	—	—	—	152,316
Peter P. Copses (2)	34,000	—	—	—	—	—	34,000
Damian J. Giangiacomo (3)	60,000	—	90,816	—	—	—	150,816
Paul W. Jones (4)	15,000	—	90,000	—	—	—	105,000
George C. Moore (5)	—	—	90,000	—	—	—	90,000
John M. Stropki	60,000	—	—	—	—	—	60,000
John S. Stroup	60,000	—	90,816	—	—	—	150,816

(1)	During fiscal 2015, each of the non-employee directors, other than Mr. Sherman (who does not receive equity awards under his compensation package as Non-Executive Chairman), Mr. Copses (who received a different compensation package under the Company’s former agreements with Apollo) and Mr. Stropki (who had received a grant in January 2014 upon joining the board), received an option grant. The amounts reported reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for equity awards under the Rexnord Corporation 2012 Performance Incentive Plan. ASC 718 requires the Company to recognize compensation expense for stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Part II, Item 8, Note 15 – Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2015.
(2)	Resigned as a director as of December 10, 2014.
(3)	Resigned as a director as of February 12, 2015.
(4)	Mr. Jones was appointed to the board of directors on December 10, 2014. Mr. Jones receives a standard compensation package for non-employee directors, which included a grant of options upon his appointment. Information related to Mr. Jones in the table reflects his compensation from the date he joined the board.
(5)	Mr. Moore was appointed to the board of directors on February 12, 2015. Mr. Moore receives a standard compensation package for non-employee directors, which included a grant of options upon his appointment. Information related to Mr. Moore in the table reflects his compensation from the date he joined the board.

The following table presents the aggregate number of outstanding unexercised options (including any options that have not yet vested) held as of March 31, 2015 by each of the persons who served as non-employee directors in fiscal 2015.

Director	Number of Options Outstanding
George M. Sherman	2,539,795
Mark S. Bartlett	33,040
Laurence M. Berg	52,629
Thomas D. Christopoul	21,977
Peter P. Copses	24,097
Damian J. Giangiacomo	—
Paul W. Jones	11,003
George C. Moore	11,043
John M. Stropki	9,409
John S. Stroup	51,772

Narrative to Directors’ Compensation Table

In fiscal 2015, we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in fiscal 2015.

In fiscal 2015, Mr. Sherman received a fee of $250,000 for his service as Chairman of the Board; however, Mr. Sherman did not receive the other compensation that other non-employee directors receive.

For fiscal 2015, under the outside director compensation program, each non-employee director (other than the Non-Executive Chairman and the directors formerly designated by Apollo) received annual cash compensation of $60,000, inclusive of board and committee meeting attendance fees, which is paid quarterly after each fiscal quarter of service. Each such non-employee director also received an annual option grant in an amount valued at $90,000 as of the date of grant (subject to some variation if there is a delay between the determination date and the formal grant); such options vest in equal installments over three years beginning on the first anniversary following the grant date (one-third each year). In addition, the chair of the Audit Committee received a $10,000 annual cash retainer and the chair of the Compensation Committee received a $6,000 annual cash retainer. Cash amounts were prorated for partial year service. The compensation to be paid to outside directors in fiscal 2016 will remain the same, except that restricted stock units (“RSUs”), instead of stock options, will be used for the equity grant and the equity grant will be prorated for partial year service (e.g., directors who join the board mid-fiscal year). Further, as described in “–Ownership Guidelines for Directors” below, non-employee directors are required to own a certain amount of Rexnord common stock (which includes vested options).

In fiscal 2015, each of the non-employee directors who was subject to the standard director compensation program received an option grant, except for Mr. Stropki, who had received an option grant in January 2014 upon joining the board and, therefore, did not receive another grant in fiscal 2015. On September 3, 2014, Messrs. Bartlett, Christopoul, Giangiacomo, and Stroup, the then-serving non-Apollo designated outside directors, each received an option to purchase 10,320 shares at an exercise price of $29.31 per share. On December 10, 2014, Mr. Berg (upon the board determining him to be an independent director under NYSE rules) and Mr. Jones (upon his joining the board) each received an option to purchase 11,003 shares at an exercise price of $26.37 per share. On February 12, 2015, upon his joining the board, Mr. Moore received an option to purchase 11,043 shares at an exercise price of $27.77 per share. Each of the above grants was at the closing trading price on the NYSE on the date of the grant and vests equally on the first three anniversary dates following the grant date.

Further, on May 22, 2015, the Compensation Committee granted 3,492 RSUs to each of Messrs. Bartlett, Christopoul, Stropki and Stroup (Messrs. Jones and Moore did not receive a grant in May 2015 because they had recently received a grant upon joining the board and Mr. Berg did not receive a grant in May 2015 because he had recently received one upon being determined to be an independent director). In addition, the board of directors decided, effective as of and subject to her election to the board, to grant Ms. Walker-Lee RSUs in an amount valued at $67,500 as of the date of grant. The RSUs granted to directors in fiscal 2016 vest equally on the first three anniversary dates following the grant date.

In addition, through December 2014, the Company paid separate fees to Messrs. Berg and Copses (i.e., the directors formerly designated by Apollo), which consisted of an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board meeting attended in person (50% of the meeting fee is paid for board meetings attended by teleconference). The amount of those fees was originally set forth in stockholders agreements that are now terminated; however, the fees remained in effect through December 2014, when Mr. Copses resigned from the board and the board determined that Mr. Berg qualified as an independent director under NYSE rules and, as such, he began receiving the standard director compensation for non-employee directors. Apollo no longer owns any shares of our common stock and no longer has a right to designate certain directors.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own a minimum of $250,000 of Rexnord stock, which includes vested options, within five years of his or her initial election to the board. As of the Record Date, Messrs. Berg, Jones, Moore, Sherman and Stroup had met the ownership guidelines. The Company believes that all of the non-employee directors will have met their stock ownership guidelines within the specified five-year window.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the SEC. These “insiders” are required by SEC regulation to furnish Rexnord with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Rexnord, or written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended March 31, 2015, except that Messrs. Bartlett, Christopoul, Giangiacomo and Stroup each made one untimely filing related to a single option grant due to an administrative oversight. In making these disclosures, Rexnord has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2015. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, were reasonable, fair, balanced and competitive and also aligned with the short- and long-term goals of the Company.

The Committee seeks to foster a “pay for performance” culture that places an emphasis on stockholder value creation and makes a portion of each executive’s compensation subject to the performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guided the design of our executive compensation program.

We compensate our executives through various forms of cash and non-cash compensation. Our executive officer compensation program includes:

•	Cash compensation:

•

base salaries, which are intended to attract and retain highly-qualified individuals (as base salary is frequently used as an initial metric for evaluating compensation) and provide a predictable stream of income for living expenses in an amount proportionate to the executive’s duties, experience and responsibilities;

•	annual performance-based cash incentive awards, which are intended to reward performance by tying additional cash compensation to specific Company and individual goals; and

•	discretionary bonuses, which can be used to recognize extraordinary performance or other unique contributions or circumstances that may not be otherwise quantifiable;

•

Long-term equity incentive awards, which are intended to further align the financial interests of management with those of our stockholders, to incent executive officers by providing economic rewards tied to increased enterprise value of the Company over an extended period of time and to promote executive retention over time;

•

Employment agreements and retention and change in control agreements that are intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that provide protection and a certain degree of certainty to the executives upon certain events, including in connection with a change in control; and

•	Retirement benefits, which are intended to reward long-term service to the Company and provide incentive to remain with us by building benefits for eventual retirement.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interest with that of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for us and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward short- and long-term performance. The Committee or its designated member, with input from the Chief Executive Officer (“CEO”) (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a portion of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on balancing critical objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate, in part, to his or her relative contribution to the Company and achievement of individual goals;

•

A portion of each executive’s total compensation should be based on the achievement of corporate and individual performance goals and objectives in a way that incents results without encouraging unreasonable risk taking;

•

The compensation program should drive global financial and operational success in a manner that improves the Company’s performance, creates stockholder value and aligns the executives’ interests with the interests of our stockholders, all without encouraging inappropriate risk taking; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on financial performance of the Company or one of its specific businesses. That goal is achieved through our Management Incentive Compensation Plan (the “MICP”), which is more fully described below. Another element of our executive compensation program is designed to reward annual improvement in personal objectives. For each fiscal year, individualized target performance areas are determined for each executive, and a component of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results beyond the financial targets for the year in areas that are critical to the long-term success of the Company. Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our compensation program includes employment agreements and retention and change in control agreements that contain change in control provisions and, in some cases, retention payments, all of which are intended to facilitate those officers’ commitment and dedication to the Company.

For our CEO in particular, the Committee intends the compensation structure to provide opportunities that are particularly focused on high performance and that emphasize long-term value creation for our stockholders. To maintain a steady focus over a period of time, the Committee intends to keep incentives and programs in place for a more extended period of time. The current intention is to conduct a comprehensive review of the CEO’s compensation programs approximately every four years, rather than making adjustments annually, although the Committee may, in its discretion, make changes or review specific pay elements between periodic assessments, like it did in fiscal 2013 when it entered into employment agreements with the CEO, the Chief Financial Officer (“CFO”) and the other executive officer at the time. In fiscal 2012, following an in-depth review, the Committee increased the CEO’s base salary (but indicated that it intended to maintain that salary level for approximately four years) and also made a significant multi-year option grant to the CEO (with no future grants to the CEO contemplated for approximately four years) in connection with the successful completion of our initial public offering (“IPO”), which closed in April 2012. Consequently, since then, the

Committee has not increased the CEO’s base salary, nor has it granted any equity awards to the CEO. However, from time to time the Committee reviews and considers the optimal approach for CEO compensation. Further, because of the particularly important nature of the CEO’s role, the design and approach to CEO compensation may differ from the approach to be used for other executive officers and key employees within the Company, although an approach similar to that used for the CEO also may be used for others.

The Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. At the fiscal 2013 annual meeting, when the Company’s first advisory “say-on-pay” vote was held, the Company’s stockholders voted to approve, by a significant margin, the compensation of the Company’s executive officers. The Company holds such “say-on-pay” votes every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting.

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking. In addition, as described below, in fiscal 2016, the Compensation Committee made changes to our annual cash incentive and long-term equity incentive programs that are designed to further our “pay-for-performance” culture.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

The Committee or its designated member(s) annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee or its designated member(s) establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. Based on this review, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee or its designated member(s) considers these recommendations in making the final determinations. Other than our CEO, none of the Named Executive Officers had any role in determining the fiscal 2015 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company other than himself.

The Committee believes that its compensation decisions should be based primarily on the performance of the Company or a specific business, as the case may be, and the individual executive officers, as well as each executive officer’s responsibility for the Company’s, or the respective business’s, operations. Thus, the compensation levels for Mr. Adams are higher than they are for the other Named Executive Officers, reflecting his responsibility as CEO for the overall operations of the Company.

From time to time, the Committee uses compensation consultants to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it, and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

For example, in fiscal 2012, in anticipation of our IPO and as part of our planning to transition to becoming a public company, the Company used two different compensation consultants to evaluate various aspects of our compensation programs. The Committee engaged Towers Watson to assess the CEO’s compensation package, as well as directors’ compensation and the level of certain long-term equity awards. In addition, management engaged Meridian Compensation Partners, LLC (“Meridian”), another compensation consultant, to review our officers’ cash and non-cash compensation levels, and their appropriate mix, as compared to officers at other companies in our industry, although we did not aim for specific percentile targets. Meridian also assisted with the design and implementation of the Rexnord Corporation 2012 Performance Incentive Plan (the “2012 Incentive Plan”) and helped benchmark the initial equity grants under the 2012 Incentive Plan. The analyses generated by Meridian were shared with, and considered by, the Committee when making its compensation determinations in fiscal 2012 and subsequent years.

In fiscal 2015 and subsequently, the Committee engaged Towers Watson as its compensation consultant to provide ongoing advisory services to the Committee on various aspects of its overall compensation practices, including but not limited to its long-term incentive compensation program. After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that Towers Watson is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with Towers Watson does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage compensation consultants when and as appropriate, and will conduct an assessment of consultants’ independence prior to any such engagement.

Fiscal 2015 Executive Compensation Components and Determinations

The principal components of our executive compensation program for the fiscal year ended March 31, 2015 are discussed below.

Base Salary. Historically, the Committee has reviewed base salaries annually and made adjustments from time to time – for example, in connection with promotions and other changes in responsibilities. As discussed above, the Committee intends to review base salaries annually for executives other than the CEO, but to conduct a comprehensive review of the CEO’s salary and other compensation every four years, although the Committee may review or consider changes to the approach to CEO compensation from time to time. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee determines each Named Executive Officer’s base salary.

In fiscal 2015, the Committee continued a practice it started in fiscal 2012 with respect to the CEO’s compensation. In fiscal 2012, based in part on the study by Towers Watson, the Committee structured the CEO’s compensation to be more highly performance-based in order to focus on long-term value creation for stockholders. As such, the Committee set Mr. Adams’ base salary slightly below the peer group market median at that time, but set his annual MICP target cash bonus opportunity above the peer group market median. The Committee believes that this approach promotes its “pay for performance” philosophy. For purposes of its fiscal 2012 review, Towers Watson used a peer group consisting of: Actuant Corporation; Ametek, Inc.; Crane Co.; Idex Corporation; RBC Bearings Inc.; Robbins & Myers Inc.; Roper Industries, Inc.; and Watts Water Technologies, Inc. (the “Towers Watson Peer Companies”).

With respect to the other executives, in fiscal 2015, the Committee approved the cash compensation (base salary and bonus opportunity) as initially presented by management, which reflected the Company’s desire to remain competitive with the market, as well as the fiscal 2012 study conducted by Meridian.

Based on the above reviews, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table; the table also contains information showing the percentage change in base salary for each of the Named Executive Officers between fiscal 2015 and fiscal 2014.

Name	Fiscal 2015 Base Salary ($)	Increase in Base Salary Compared to Fiscal 2014 (%)
Todd A. Adams	$750,000	0%

Mark W. Peterson	415,000	7.8%

Kevin J. Zaba	390,000	N/A

Craig G. Wehr	350,000	N/A

Donald J. Nelson	340,000	N/A

The Committee set Mr. Adams’ base salary in September 2011 at $750,000, which reflected the Committee’s satisfaction with his performance, the increasing size and scope of Rexnord’s business and the Committee’s evaluation of the Towers Watson study and related peer market data. Consistent with the philosophy discussed above, the Committee did not increase Mr. Adams’ base salary in fiscal 2015. With respect to the other Named Executive Officers, the Committee determines annual base salary increases, if any, during its review process in or around June each year. At that time, Mr. Peterson received a 7.8% salary increase for fiscal 2015, which reflected his strong performance for the year and continued efforts to make his base salary competitive with the pay level of other chief financial officers. Messrs. Zaba and Nelson joined the Company in fiscal 2015; their salaries were set at the time of their hiring based on the Company’s desire to provide a competitive compensation package and the amount necessary to attract them to join the Company based on negotiations with those persons. Mr. Wehr’s salary was initially set based on similar factors when he joined the Company and has increased over the years to reflect his increasing responsibilities within the organization and his strong performance over the years. Because Messrs. Zaba, Wehr and Nelson were not executive officers at the time their fiscal 2015 salaries were set, those determinations were not required to be made by the Committee.

Annual Performance-Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on the Company’s financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn cash incentives based upon the achievement by the Company or the respective business, as the case may be, of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP; the Committee or its designee sets the AIPs for our CEO; and our CEO establishes the AIPs for all of the other senior management, including the other Named Executive Officers, participating in the MICP. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2015 MICP awards to executive officers and other key personnel, the Committee reviewed, among other factors, the results of the fiscal 2012 compensation consultants’ studies of the Company’s cash compensation, as well as competitive market factors related to hiring new executives. For fiscal 2015, the target incentive amounts for Messrs. Adams, Peterson, Zaba, Wehr and Nelson were 125%, 50%, 65%, 50% and 50% of base salary, respectively. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals. As discussed above, the fiscal 2015 target incentive level for Mr. Adams was set above the market median of CEOs at the Towers Watson Peer Companies so as to make his compensation more focused on value creation for stockholders. However, the Committee also established a maximum payment (which was set at 250% of his base salary) that could be earned by Mr. Adams under the MICP because the Committee believed such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2015, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% of Base Targets	130% of Base Targets	135% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200%	225%	250% and >*

*	For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided however, that the CEO is subject to a maximum payout, which for fiscal 2015 was a maximum of 250% of the CEO’s base salary.

Except with respect to Mr. Adams, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance portion of the incentive formula because the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases, and the Company does not want to discourage executives from striving for superior results. However, the Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain corporate events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated (as it did for fiscal 2015 performance to adjust the EBITDA and free cash flow metrics for certain extraordinary items, as described below). In addition, except for certain recently hired executives, there is no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%. For fiscal 2015, Messrs. Zaba and Nelson were guaranteed a minimum MICP payout at the target amount (prorated from each executive’s start date); those arrangements were negotiated at the time of hire and the Company believes they were necessary to attract the individuals to join Rexnord.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The personal performance multiplier can range from 0% to 150%. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with his individual performance and corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business.

As noted above, Base Targets under the MICP are comprised of Company, or the respective business, financial performance metrics and individual AIPs. In fiscal 2015, the financial performance metrics were based upon EBITDA and free cash flow, each 50% weighted. For MICP participants whose MICP performance is tied to the Company’s consolidated financial performance, including Messrs. Adams and Peterson, the metrics were based on consolidated EBITDA and Unlevered Free Cash Flow. For MICP participants who are not on the consolidated plan, including Messrs. Zaba, Wehr and Nelson, the metrics were based on divisional EBITDA and Divisional Free Cash Flow for their respective business. The Committee chose the EBITDA and free cash flow measures because it believes they correlate to the Company’s strategic goals and its stockholders’ interests. Specifically, in fiscal 2015, the Company used EBITDA as a measure under the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry; further, the Company used EBITDA in fiscal 2015 because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our ability to meet debt service obligations. The Committee used free cash flow as a metric under the MICP in fiscal 2015 because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they have more control.

For the MICP, we generally define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions, and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures, as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, non-cash excess tax benefits on stock option exercises and other non-recurring items as used for internal management reporting. We define Divisional Free Cash Flow, for purposes of the MICP based on a specific business’s performance, as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures as used for internal management reporting for the applicable business. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2015 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level, without setting so high of targets that they would not be attainable or that it would encourage excessive risk-taking to achieve them. The Committee established the EBITDA and free cash flow targets for fiscal 2015 near the beginning of the fiscal year. After each fiscal year, the Committee makes a determination as to whether the respective EBITDA and free cash flow targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder. When determining fiscal 2015 results for the metrics under the MICP, the Committee made adjustments to consolidated EBITDA to account for certain extraordinary items such as the out-of-period impact arising from the Company’s modification to its accounting for customer rebate incentives, the partial year impact of acquisitions and the impact of foreign currency translation; the Committee also made adjustments to the free cash flow metrics to account for certain extraordinary items such as cash restructuring, the partial year impact of acquisitions and the impact of foreign currency translation. Similar adjustments were also made to the financial metrics used for the respective businesses where applicable. In general, the net effect of the adjustments was to marginally increase the respective EBITDA and free cash flow determinations.

With respect to consolidated results, the Committee determined that the Company consolidated EBITDA for purposes of the MICP payout for fiscal 2015 was $404 million or 90% of the adjusted target, which generated a payout amount of 50% of target, and that Unlevered Free Cash Flow for purposes of the MICP payout for fiscal 2015 was $281 million or 105% of the target, which generated a payout amount of 112.5% of target. Together, under the MICP formula, the consolidated corporate financial performance factors generated a payout amount of 81% of the target at the consolidated level. The financial performance for the combined metrics for the applicable businesses resulted (excluding the effect of the guaranteed minimum payouts for Messrs. Zaba and Nelson) in payout amounts of 33%, 111% and 0% of target for Messrs. Zaba, Wehr and Nelson, respectively.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate or specific business financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to increase or decrease based on the personal performance multiplier and achievement of AIPs. For fiscal 2015, Mr. Adams’ AIPs focused on overall growth and performance of the Company; Mr. Peterson’s AIPs focused on compliance and the financial strength and systems of the Company; Mr. Zaba’s AIPs focused on overall growth and performance of the Power Transmission business; Mr. Wehr’s AIPs focused on overall growth and performance of the Zurn business; and Mr. Nelson’s AIPs focused on overall growth and performance of the Aerospace business.

After completion of the fiscal year, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. For fiscal 2015, the personal performance multipliers for the Named Executive Officers varied from 1.00 to 1.18, with the CEO achieving 1.15.

Utilizing the corporate and specific business financial targets, as the case may be, and the personal performance multiplier results, and in the case of Messrs. Zaba and Nelson the previously negotiated guaranteed minimum payout, the incentive payments under the MICP were $875,976 for Mr. Adams, $185,453 for Mr. Peterson; $169,845 for Mr. Zaba; $229,731 for Mr. Wehr; and $127,500 for Mr. Nelson, respectively.

Based on the desire to further strengthen the Company’s pay-for-performance philosophy and drive operating performance, the Committee has modified the group level metrics under the MICP for fiscal 2016. For MICP participants who are not on the consolidated plan, including Messrs. Zaba, Wehr and Nelson, the fiscal 2016 financial metric will be based 100% on Group Operating Cash Flow (defined as the group level EBITDA plus or minus the change in inventory) for the respective business. For MICP participants whose MICP performance is tied to the Company’s consolidated financial performance, including Messrs. Adams and Peterson, the MICP metrics for fiscal 2016 will remain based on consolidated EBITDA and Unlevered Free Cash Flow, each weighted 50%.

Bonuses. In addition to annual incentive awards under the MICP, the Committee has the authority and discretion to award bonuses or additional performance-based compensation to our executives if the Committee determined that a particular executive has greatly exceeded his or her objectives and goals or made a unique contribution to the Company during the year, or as other circumstances warrant, such as in connection with recruiting executives to join, or incentivizing them remain with, the Company. In fiscal 2015, Messrs. Zaba and Nelson each received a negotiated signing bonus upon joining Rexnord. Mr. Wehr received a contractual payment under his fiscal 2013 retention and change in control agreement. No other discretionary bonuses were awarded to our Named Executive Officers in fiscal 2015.

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the 2012 Incentive Plan. While certain previously granted options remain outstanding under the Rexnord Corporation 2006 Stock Option Plan (as amended, the “2006 Option Plan”), no further awards may be made under the 2006 Option Plan.

The Committee intends to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants. As mentioned above, the Committee has adopted an approach to conduct a comprehensive review of the CEO’s compensation every four years, although the Committee may review the optimal approach to CEO compensation from time to time. In connection with that review, including the advice of Towers Watson and information that management obtained from Meridian, in fiscal 2012, the board of directors made a significant grant of options to the CEO that was contingent on the IPO, with the intention that the CEO would not receive additional option grants for four years. With respect to the other Named Executive Officers and other key employees, the Committee generally intends to use an annual grant schedule. Typically, those grants are made in May each year, shortly following the announcement by the Company of prior year’s earnings; however, in fiscal 2015, the grants were made in September 2014, following an initial review by Towers Watson of our long-term incentive award program. See “– 2012 Incentive Plan” below. For fiscal 2016, the Committee has returned to making grants in the May timeframe, and expects to continue that practice in the future. The Committee may also make such grants from time to time, which the Committee currently expects to be evaluated on a quarterly basis, based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay for performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

2012 Incentive Plan

The 2012 Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 8,350,000 shares of common stock further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code. The types of permitted awards include incentive and non-qualified stock options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units, performance stock and performance stock units, stock units, phantom stock, dividend equivalents and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance-based, they may be based on one or more criteria, including (without limitation) earnings; cash flow; total stockholder return; revenues; operating income; return on equity, capital, assets or net investment; expense or debt containment, reduction or ratios; working capital; quantifiable customer satisfaction or market share; or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock or as cash awards.

Awards with respect to which the grant, vesting, exercisability or payment depend on the achievement of performance goals, such as performance stock units (which the Committee began using in fiscal 2016), and awards that are options or stock appreciation rights granted to officers and employees are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan is administered by the Committee.

In March 2012, in connection with our IPO, we granted Mr. Adams a stock option award to acquire up to 937,000 shares of our common stock in order to recognize and reward Mr. Adams’ efforts and success over the years leading up to the offering and to provide him with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. The option was granted at an exercise price of $18.00 per share, which was the per share IPO price for our common stock. Similarly, in May 2012, Mr. Peterson was granted an option to purchase 225,000 shares with an exercise price of $22.03 per share, the closing price on the grant date. The options granted to Messrs. Adams and Peterson have a maximum term of ten years after the grant date; 50% of the options vested three years after the grant date and the remaining 50% vests five years after the grant date. At the time, the Committee intended these grants to be multi-year grants. However, in view of his performance since the May 2012 grant and the desirability of providing additional incentive tied to metrics that are intended to increase alignment with stockholders’ interests, the Committee decided to make an equity grant to Mr. Peterson in fiscal 2016; see below. The Committee did not make an equity grant to Mr. Adams in fiscal 2015.

In fiscal 2015, upon joining Rexnord, Messrs. Zaba and Nelson were granted options to purchase 201,228 and 75,460 shares of our common stock, respectively, with an exercise price of $26.91, the closing price on the grant date. The Committee determined that the size of these grants was appropriate in order to provide a competitive compensation package to attract Messrs. Zaba and Nelson to employment with the Company, to recognize forgone opportunities at their former employers, to provide a meaningful level of potential stock ownership so as to align their interests with those of our stockholders and to incent long-term employment with the Company. The options have a ten-year term and 50% of the options vest three years after the grant date, while the remaining 50% vests five years after the grant date.

As noted above, during fiscal 2015, the Committee requested that Towers Watson assist with a review our long-term incentive award program. As a result of that review and based on Towers Watson’s recommendations, the Committee determined that the fiscal 2015 annual grant to associates would include a mix of options (80%) and restricted stock units (“RSUs”) (20%), all of which would vest 25% each year over four years after the grant date. The Committee felt that this vehicle mix and vesting period was appropriate because it was consistent with market practice and because the options continue to place a meaningful amount of compensation at risk since value is not received unless the Company’s stock price appreciates, while at the same time providing RSUs that vest over time in order to incent associate retention and promote a long-term ownership mentality.

On September 3, 2014, as part of its practice of making broader annual equity awards, the Committee granted certain officers and employees options to purchase an aggregate of approximately 660,000 shares of common stock and approximately 50,000 RSUs under the 2012 Incentive Plan, including 27,100 options and 2,130 RSUs to Mr. Wehr. Messrs. Adams and Peterson did not receive an equity grant in fiscal 2015 because they received a multi-year grant in calendar 2012. Messrs. Zaba and Nelson did not receive an equity grant in September 2014 because each had recently received an equity grant in connection with joining the Company. The September 2014 options were granted at $29.31 per share, which was the closing trading price on the NYSE on the date of the grant. All of the options and RSUs granted in September 2014 vest 25% each year over four years after the grant date, and the options have a maximum term of ten years after the grant date.

For fiscal 2016, the Committee, to further its emphasis on performance-based compensation, reviewed its long-term incentive approach and current market practices with input from Towers Watson. As a result of that review, the Committee modified its long-term incentive strategy to include grants of performance share units (“PSUs”) that vest (or will be forfeited) based 50% on the relative total stockholder return (“TSR”) of the Company’s common stock as compared to the companies in the S&P 500 Industrial Sector Index during a three-year performance period, with the other 50% vesting based on absolute free cash flow conversion. The Committee selected relative TSR as one of the performance metrics for the PSUs to further strengthen the focus on creating stockholder value and selected absolute free cash flow conversion (defined as free cash flow divided by net income before special items) to reward the efficient generation and use of cash, which also aligns with the Company’s long-term strategic plan. For fiscal 2016, the equity grant allocation formula for the senior leadership team, including the executive officers, was 70% options and 30% PSUs, while other equity plan participants received 70% options and 30% RSUs. The Committee believes that the addition of PSUs and the related changes to the allocation formula further align the interests of our executives with those of our stockholders and thus provides additional motivation for our executives to succeed in the long-term.

On May 22, 2015, the Committee granted certain officers and employees an aggregate of approximately 900,000 options to purchase shares of common stock, approximately 50,000 PSUs and approximately 55,000

RSUs under the 2012 Incentive Plan, including to the Named Executive Officers as follows: 75,574 options and 8,400 PSUs to Mr. Peterson; 33,063 options and 3,675 PSUs to Mr. Zaba; 30,702 options and 3,412 PSUs to Mr. Wehr; and 18,893 options and 2,100 PSUs to Mr. Nelson. Mr. Adams did not receive an equity grant in fiscal 2016 because he received a multi-year grant in March 2012. The May 2015 options were granted at $25.77 per share, which was the closing trading price on the NYSE on the date of the grant, vest ratably over three years after the grant date and have a maximum term of ten years after the grant date. The PSUs have 100% cliff vesting after three years and can be earned at levels between 0% and 200% based on satisfaction of the performance conditions.

2006 Option Plan

Equity awards granted under the 2006 Option Plan were generally provided through grants of options to purchase shares of our common stock. In connection with our IPO, all outstanding unvested options under the 2006 Option Plan were amended to vest solely based on continued employment with the Company over the vesting period. As discussed above, grants are no longer made under the 2006 Option Plan.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Rexnord stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within five years of the adoption of the guidelines. Shares owned, performance shares once earned and vested stock options are included in determining the executives’ level of ownership. As of the May 26, 2015 Record Date, two of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Employment Agreements; Retention and Change in Control Agreements; Other Benefits Upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers in the United States, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. That said, the Company has, from time to time, entered into employment agreements with certain individuals, for example, in connection with acquisitions or significant transactions in order to retain key individuals.

The Committee has regularly considered whether employment agreements should be adopted more broadly than was the case with its historic practice. One such occasion for doing so was the evaluation of our compensation program following the IPO. In connection with that evaluation and recognizing the new context of being a public company, in November 2012, the Company entered into employment agreements with its three executive officers at the time, including Messrs. Adams and Peterson; the employment agreements include change in control provisions.

The Company has also entered into change in control, severance and/or retention agreements with other key employees from time to time. For example, in fiscal 2013, in connection with our board of directors’ now-completed evaluation of strategic alternatives for the Company, we entered into retention bonus and change in control severance agreements (“retention and change in control agreements”) with certain key employees, including two of our current executive officers (neither of whom was an executive officer at that time). The retention and change in control agreements were intended to help ensure that the Company continued to retain the services of these key employees, as well as to motivate these individuals, during and after the strategic review process. Under the retention and change in control agreements, each such employee was entitled to receive a stated cash payment upon the earlier of a change in control of the Company (as defined in the agreement) or two years from the date of the agreement, provided that the individual remained employed by the Company through such date and met other stated conditions. Potential cash payments to our current executive officers varied between approximately 150% and 170% of their base salaries at the time of grant. In January 2015, the retention benefits under the retention and change in control agreements for Mr. Wehr and one other executive officer vested and they received the stated cash payouts. The retention and change in control agreements also have ongoing provisions related to potential payments upon a change in control of the Company. Executive officers located in the United States who were hired after the board of directors’ now-completed evaluation of strategic alternatives, including Messrs. Zaba and Nelson, do not have employment agreements or retention and change in control agreements with change in control provisions because the Committee has not approved such agreements in the absence of a specific ongoing evaluation process and does not intend to unless and until it makes another review of related policies.

The Committee believes it is important to have employment agreements and retention and change in control agreements, including change in control provisions, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The change in control provisions in the executives’ employment agreements and retention and change in control agreements utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

For more information regarding the employment agreements and the retention and change in control agreements, including the change in control provisions, see “Executive Compensation – Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding equity awards under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Rexnord Non-Union Pension Plan (the “Pension Plan”). None of the other Named Executive Officers participates in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits – for the five consecutive years within the last ten consecutive years preceding termination that produce the highest average. The Pension Plan’s benefits formula also integrates benefit formulas from certain prior plans of former affiliates in which certain participants may have been entitled to participate. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final ten consecutive years preceding termination of employment that produce the highest average annual compensation.

Other Personal Benefits. The Company and its subsidiaries provide the Named Executive Officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, tax and financial planning assistance, and moving, relocation and temporary housing expenses and reimbursements, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2015, Messrs. Adams, Peterson and Wehr received club dues; Mr. Adams received estate planning assistance; Mr. Zaba received payment for relocation expenses and temporary housing; and Messrs. Adams, Peterson, Zaba and Wehr received an automobile allowance or participated in an automobile leasing program.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly held companies. Exceptions are made for, among other things, performance-based plans approved by stockholders. Stock options and PSUs are included in awards that may be performance-based compensation, as are performance-based cash incentives under the 2012 Incentive Plan and the Company’s MICP program. The provisions of Section 162(m) did not generally apply to the Company prior to the IPO, and the Company is currently in a transition period after which full compliance with Section 162(m) will be required to maximize deductibility of covered compensation. Appropriate approvals of the 2006 Stock Plan, the 2012 Incentive Plan and the MICP were obtained prior to the IPO, among other reasons, to qualify for an exception from current Section 162(m) for any stock options, PSUs or performance-based cash incentives awarded under the plans. Although the Committee may from time to time determine that compensation above the Section 162(m) threshold is appropriate in certain circumstances, the Committee intends to be mindful of these limitations, and compliance with Section 162(m) as appropriate, going forward.

Compensation Committee Interlocks and Insider Participation

In reliance on the transition rules for companies that were formerly “controlled companies” under the NYSE rules, for part of fiscal 2015, we did not have a Compensation Committee composed entirely of independent directors. However, none of the members of our Compensation Committee during fiscal 2015 was a current or former employee of the Company. Since December 2014, the Compensation Committee has been composed entirely of independent directors.

During fiscal 2015, the following directors served as members of the Committee at various points: Messrs. Berg, Christopoul, Jones, Stropki and Stroup. Mr. Berg is a partner of Apollo, a greater-than-5% stockholder during part of fiscal 2015. In fiscal 2015, Apollo exercised contractual registration rights with the Company three times; as a result, there were three securities offerings involving Rexnord’s common stock during fiscal 2015. Pursuant to the stockholders’ agreements, the Company paid $0.5 million of expenses related to those offerings (other than underwriting discounts and commissions, which were paid by the selling stockholders). Apollo no longer owns any shares of our stock. See “Certain Relationships and Related Party Transactions” herein for more information regarding the prior relationships with Apollo.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance – Board Committees – Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” section be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

Laurence M. Berg

Paul W. Jones

John M. Stropki

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our “Named Executive Officers,” as such term is defined in SEC rules. For fiscal 2015, our Named Executive Officers include our CEO, our CFO and the three executive officers who had the highest compensation of our other executive officers.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2015	$750,000	$—	$—	$—	$875,976	$—	$36,962	$1,662,938
President and Chief	2014	750,000	—	—	—	1,340,600	—	34,106	2,124,706
Executive Officer	2013	750,000	—	—	—	850,750	—	30,367	1,631,117

Mark W. Peterson	2015	410,384	—	—	—	185,453	—	31,476	627,313
Senior Vice President	2014	377,307	—	—	—	275,300	—	31,541	684,148
and Chief Financial Officer	2013	329,615	—	—	1,982,250	169,600	—	28,738	2,510,203

Kevin J. Zaba	2015	255,000	102,000	—	2,000,000	169,845	—	64,469	2,591,314
Group Executive, President –
Power Transmission (7)

Craig G. Wehr	2015	339,231	423,000	62,430	250,675	229,731	130,080	31,405	1,336,472
Group Executive, President –
Zurn (8)

Donald J. Nelson	2015	241,923	156,000	—	750,000	127,500	—	18,491	1,293,914
Group Executive, President –
Aerospace (7)

(1)	Salary reflects amounts actually paid during the fiscal year.
(2)	The amounts in column (d) include only bonus payments made outside of our annual MICP. Payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” The amounts in column (d) for fiscal 2015 for Messrs. Zaba and Nelson reflect negotiated cash signing bonuses that each received when joining Rexnord, and the amount in column (d) for Mr. Wehr reflects a cash payment pursuant to his fiscal 2013 retention and change in control agreement, which vested on January 29, 2015.
(3)	The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the 2012 Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Part II, Item 8, Note 15 – Stock-Based Compensation, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2015.
(4)	The amounts in column (g) represent the dollar amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance. With respect to Messrs. Zaba and Nelson, the amounts in column (g) include $114,645 and $127,500, respectively, of guaranteed minimum payments under the MICP that were negotiated at the time they joined the Company.
(5)	The amount in column (h) represents the increase in the actuarial present value of pension benefits under the Pension Plan between fiscal years. See the “Pension Benefits” table below for further discussion regarding the Pension Plan.

(6)	The amounts in column (i) for 2015 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	401(k) Personal Retirement Account (“PRA”) ($)	Automobile Allowance and Related Expenses ($)	Estate Planning ($)	Club Dues ($)	Moving / Relocation / Commuting Expenses ($) (a)	Total ($)
Todd A. Adams	2015	$9,760	$7,800	$5,893	$1,080	$12,429	$—	$36,962

Mark W. Peterson	2015	9,073	7,800	14,208	—	395	—	31,476

Kevin J. Zaba	2015	5,430	6,600	575	—	—	51,804	64,469

Craig G. Wehr	2015	13,330	7,800	6,011	—	4,264	—	31,405

Donald J. Nelson	2015	12,479	6,012	—	—	—	—	18,491

(a)	Consists of temporary housing, a furnishings allowance and related expenses for Mr. Zaba.

(7)	Mr. Zaba joined Rexnord as Group Executive, President – Power Transmission and Mr. Nelson joined Rexnord as Group Executive, President – Power Transmission during fiscal 2015. Each of their positions has been considered an executive officer position of the Company since July 2014. The amounts in the table reflect the compensation received in fiscal 2015 by Messrs. Zaba and Nelson beginning on their respective start dates.
(8)	Mr. Wehr has been the Group Executive, President – Zurn since 2013; however, that position was not considered an executive officer position until July 2014. The amounts reported above for Mr. Wehr include all compensation paid to him by the Company in fiscal 2015, including amounts paid when he was not an executive officer. In accordance with SEC rules, information for fiscal 2014 and 2013 is not required to be presented.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2015, 2014 and 2013. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of RSUs and stock options, cash incentive compensation and, for certain Named Executive Officers, signing or retention bonuses and/or accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2015” table, and the description of the material terms of the RSUs and stock options that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2015. The “Outstanding Equity Awards at Fiscal 2015 Year-End” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their equity awards. The “Pension Benefits” table shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan. The discussion under “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2015

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2015.

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards (5) ($)	Closing Trading Price on Date of Grant ($)	Grant Date Fair Value of Stock & Option Awards (6) ($)
Name			Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Todd A. Adams	MICP	06/01/2014	$468,750	$937,500	$1,875,000	—	—	—	—	—	—	—	—

Mark W. Peterson	MICP	06/01/2014	103,750	207,500	— (5)	—	—	—	—	—	—	—	—

Kevin J. Zaba	MICP	08/01/2014	169,800	169,800	— (5)	—	—	—	—	—	—	—	—
	Options (7)	07/31/2014	—	—	—	—	—	—	—	201,228	$26.91	$26.91	$2,000,000

Craig G. Wehr	MICP	06/01/2014	87,500	175,000	— (5)	—	—	—	—	—	—	—	—
	RSUs (8)	09/03/2014	—	—	—	—	—	—	2,130	—	—	—	$62,430
	Options (8)	09/03/2014	—	—	—	—	—	—	—	27,100	$29.31	$29.31	$250,675

Donald J. Nelson	MICP	07/01/2014	127,500	127,500	— (5)	—	—	—	—	—	—	—	—
	Options (7)	07/31/2014	—	—	—	—	—	—	—	75,460	$26.91	$26.91	$750,000

(1)	Amounts reflect target cash incentive awards under the MICP for the 2015 fiscal year for each Named Executive Officer. Actual amounts paid, if any, under the MICP for fiscal 2015 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.
(2)	Except for Messrs. Zaba and Nelson during fiscal 2015, there is no minimum amount payable under the MICP. No payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve both of the minimum financial targets for EBITDA and free cash flow or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of both of the performance measures are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the corporate financial performance targets are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of either of the corporate financial measures, however, a bonus is paid if at least 90% of one of the corporate financial measures is met. For fiscal 2015, Messrs. Zaba and Nelson were guaranteed a minimum MICP payout at the target amount, which was prorated from each executive’s start date.
(3)	Represents the amount payable under the MICP if 100% of both of the corporate (or respective business) financial performance measures are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus which could be paid under the plan.
(4)	Except for Mr. Adams and certain cases authorized by the Committee, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate (or respective business) financial performance-based portion of the incentive formula. For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2015, the Committee set a limit of 250% of base salary on the maximum incentive opportunity for Mr. Adams because it believed such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.
(5)	The exercise price is the closing trading price on the NYSE on the date of the grant.
(6)	This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Part II, Item 8, Note 15 – Stock-Based Compensation, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2015.
(7)	The options granted to Messrs. Zaba and Nelson vest as follows: 50% vest three years after the grant date and the remaining 50% vest five years after the grant date, assuming continued employment.
(8)	The RSUs and options granted to Mr. Wehr vest in four annual installments of 25% each, beginning on the first anniversary of the grant date, assuming continued employment.

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis – 2015 Executive Compensation Components and Determinations – Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For Messrs. Adams, Peterson, Zaba, Wehr and Nelson, the goals are based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. All of the options granted to our Named Executive Officers under the 2012 Incentive Plan prior to September 2014, including any options granted to Messrs. Zaba and Nelson in fiscal 2015, vest as follows: 50% vest three years after the grant date; the remaining 50% vest five years after the grant date. The RSUs and options granted to eligible employees, including Mr. Wehr, in September 2014 vest in four annual installments of 25% each, beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis – Fiscal 2015 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above for more information regarding the 2012 Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table presents information about Rexnord stock and option awards held by our Named Executive Officers that were outstanding at March 31, 2015.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested (#)
(a)			(b)	(c)	(d)	(e)	(f)	(g)
Todd A. Adams	7/21/2006		81,012	—	4.79	7/21/2016	—	—
	4/19/2007		165,138	—	4.79	4/19/2017	—	—
	6/24/2008		89,914	—	9.609	6/24/2018	—	—
	7/30/2009		224,785	—	4.804	7/30/2019	—	—
	9/11/2009		499,524	—	4.804	9/11/2019	—	—
	10/29/2010		149,857	16,651	8.888	10/29/2020	—	—
	3/29/2012	(3)	468,500	468,500	18.00	3/29/2022	—	—

Mark W. Peterson	7/30/2009		5,620	—	4.804	7/30/2019	—	—
	7/29/2010		5,827	1,457	8.888	7/29/2020	—	—
	12/29/2011		58,278	24,976	18.737	12/29/2021	—	—
	5/11/2012	(4)	—	225,000	22.03	5/11/2022	—	—

Kevin J. Zaba	7/31/2014	(4)	—	201,228	26.91	7/31/2024	—	—

Craig G. Wehr	7/30/2009		29,964	—	4.804	7/30/2019	—	—
	7/29/2010		18,732	2,081	8.888	7/29/2020	—	—
	5/11/2012	(4)	—	35,000	22.03	5/11/2022	—	—
	5/23/2013	(4)	—	45,000	19.00	5/23/2023	—	—
	9/03/2014	(5)	—	27,100	29.31	7/31/2024	—	—
	9/03/2014	(5)	—	—	—	—	2,130	$56,850

Donald J. Nelson	7/31/2014	(4)	—	75,460	26.91	7/31/2024	—	—

(1)	All grants prior to March 29, 2012 were made under the 2006 Option Plan. All options outstanding under the 2006 Option Plan generally vest over five years from the initial grant date (i.e., 20% of the initial grant vests each year remaining in the vesting period) – with 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on March 31 each year and the other 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on the anniversary of the grant date. On and after March 29, 2012, all options were granted under the 2012 Incentive Plan.
(2)	The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.
(3)	Represents an option granted to Mr. Adams on March 29, 2012 (the date of commencement of trading of our common stock on the NYSE) that was granted at the per share IPO price for our common stock. The option was conditioned upon the closing of our IPO, which occurred on April 3, 2012. 50% of the option vested on March 29, 2015 and the other 50% vests on March 29, 2017.
(4)	50% of the option vests on the third anniversary of the grant date and the other 50% vests on the fifth anniversary of the grant date.
(5)	The grants vest in four annual installments of 25% each, beginning on the first anniversary of the grant date, assuming continued employment. The market value of the RSUs reported above is based on the $26.69 per share closing price of our common stock on the NYSE on March 31, 2015.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards as of March 31, 2015 consisted of options granted under the 2006 Option Plan and RSUs and options granted under the 2012 Incentive Plan. See also “Compensation Discussion and Analysis – 2015 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above.

The options granted under the 2006 Option Plan may, and the awards granted under the 2012 Incentive Plan will, become fully vested immediately if Rexnord experiences certain liquidity events or corporate transactions, such as certain business combinations or other events, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2015

No options were exercised by Named Executive Officers or stock vested in fiscal 2015.

Pension Benefits

The following table provides information on the benefits that are accrued under the Rexnord Non-Union Pension Plan (the “Pension Plan”), in which Mr. Wehr participates. None of the Company’s other Named Executive Officers participated in any qualified or nonqualified defined-benefit Company pension plans as of March 31, 2015.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—

Mark W. Peterson	—	—	—	—

Kevin J. Zaba	—	—	—	—

Craig G. Wehr (2)	Rexnord Non-Union Pension Plan	16.4	$425,872	$0

Donald J. Nelson	—	—	—	—

(1)	The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the March 31, 2015 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retirement Benefits” and Note 16, Retirement Benefits in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
(2)	Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan effective April 13, 2007. Mr. Wehr’s employment with the Company commenced on February 7, 2007, when the Company acquired Zurn. Accordingly, the number of years of credited service included former service with Jacuzzi Brands, Inc., Zurn and their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan. None of the other Named Executive Officers participates in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits – for the five consecutive years within the last ten consecutive years preceding termination that produce the highest average. The Pension Plan’s benefits formula also integrates benefit formulas from certain prior plans of former affiliates in which certain participants may have been entitled to participate. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final ten consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

None of the Company’s Named Executive Officers participated in any nonqualified defined contribution plans as of March  31, 2015.

Employment-Related Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Benefits. In November 2012, the Company entered into employment agreements with each of its three executive officers at the time, including Messrs. Adams and Peterson. See “Compensation Discussion and Analysis – Fiscal 2015 Executive Compensation Components and Determinations – Employment Agreements; Retention and Change in Control Agreements; Other Benefits Upon Termination” above. This section describes certain material provisions of the agreements as related to employment and post-employment compensation.

Each employment agreement has an initial term of three years and is automatically extended each year after the initial term for another one-year term, unless the specified notice is given. The agreements also provide that if there is a change in control, then the terms will continue for two years. Among other things, the agreements specify the effects if the Company terminates a Named Executive Officer for cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the agreements, in the event the Named Executive Officer is terminated without “cause” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Adams), payable in installments over a 12-month period (18 months in the case of Mr. Adams);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	continued participation in the Company’s medical plans for 12 months (18 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options.

Pursuant to the employment agreements, “cause” is defined to include each Named Executive Officer’s: willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his employment duties; and lack of authority to enter the employment agreement without violating another agreement to which officer was a party.

Termination in connection with a change in control

Each employment agreement provides that if, within 90 days prior to or two years following a “change in control” (as defined below), the Named Executive Officer is terminated without cause or resigns for “good reason” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by 1.5 (multiplied by two in the case of Mr. Adams), payable in installments over an 18-month period (24-month period in the case of Mr. Adams) (or, in a lump sum if the change in control is not does not meet certain requirements under Internal Revenue Code Section 409A);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided that the limits under the 2012 Incentive Plan intended to reduce or eliminate the effects of IRC Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives; and

•	continued participation in the Company’s medical plans for 18 months (two years in the case of Mr. Adams).

Under the agreements, a “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is defined as when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location; or, in the case of Mr. Adams, the failure by the Company to reelect him to the board.

Other terminations

In addition, under the agreements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, the Named Executive Officer would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; disability insurance benefits or life insurance proceeds under applicable plans; and the executive’s unvested long-term incentive awards shall vest or be forfeited, and any vested stock options shall be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested stock options, restricted stock units, and other unvested long-term incentive grants shall be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

Under the agreements, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers, suppliers or employees of Rexnord for 12 months (18 months in the case of Mr. Adams) in the event of a termination prior to a change in control and 18 months (two years in the case of Mr. Adams) in the event of a termination in connection with a change in control, and that they will not compete with Rexnord over the 12-month period following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Retention Bonus and Change in Control Severance Agreements. In 2013, in connection with our board of directors’ now-completed evaluation of strategic alternatives for the Company, we entered into retention bonus and change in control severance agreements (“retention and change in control agreements”) with certain of our officers and key employees, none of which was an executive officer at that time. The retention and change in control agreements were intended to help ensure that the Company continued to retain the services of these employees, as well as to motivate these individuals, during and after the strategic review process. Under the retention and change in control agreements, each such employee was entitled to receive a stated cash payment upon the earlier of a change in control of the Company (as defined in the agreement) or two years from the date of the agreement, provided that the individual remained employed by the Company through such date and met other stated conditions. Potential cash payments to our current executive officers varied between approximately 150% and 170% of their base salaries at the time of grant. In January 2015, the retention benefits under the retention and change in control agreements for Mr. Wehr and another executive officer vested and they received the stated cash payouts. The retention and change in control agreements also have ongoing provisions related to potential payments upon a change in control of the Company. In general, the agreements provide for potential payments in the event of certain terminations of employment in connection with or after a change in control that are similar to those described under “– Employment Agreements and Change in Control Benefits” above. For the retention and change in control agreements, in the case of specified terminations of employment within 12 months of a change in control, the severance payment is equal to 12 to 18 months of annual base salary, plus the annual target bonus under the MICP, continued participation in the Company’s medical plans for 12 to 18 months and the accelerated vesting of unvested equity awards. Executive officers located in the United States who were hired after the board of directors’ now-completed evaluation of strategic alternatives, including Messrs. Zaba and Nelson, do not have employment agreements or retention and change in control agreements with change in control provisions.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding equity awards under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans and subject to any limitations in those plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the employment agreements as described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under the individual employment agreements or retention and change in control agreements, as the case may be, and/or the terms of various benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change of control had occurred at March 31, 2015. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the employment agreements or retention and change in control agreements.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation (2) ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$875,976	$4,367,686	—	—	—	—	$5,243,662

Mark W. Peterson	185,453	1,273,072	—	—	—	—	1,458,525

Kevin J. Zaba	169,845	—	—	—	—	—	169,845

Craig G. Wehr	229,731	603,046	0	—	—	—	832,777

Donald J. Nelson	127,500	—	—	—	—	—	127,500

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	$3,407,227	$4,367,686	—	$25,362	—	—	$7,800,275

Mark W. Peterson	807,953	1,273,072	—	16,908	—	—	2,097,933

Kevin J. Zaba	195,000	—	—	8,454	—	—	203,454

Craig G. Wehr	309,615	603,046	0	9,300	—	—	921,961

Donald J. Nelson	209,231	—	—	8,274	—	—	217,505

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	$4,250,976	$4,367,686	—	$33,816	—	—	$8,652,478

Mark W. Peterson	1,119,203	1,273,072	—	25,362	—	—	2,417,637

Kevin J. Zaba	195,000	—	—	8,454	—	—	203,454

Craig G. Wehr	525,000	603,046	0	18,600	—	—	1,146,646

Donald J. Nelson	209,231	—	—	8,274	—	—	217,505

(1)

Upon a change in control, outstanding unvested stock options as of March 31, 2015 could become vested under the terms of the 2006 Option Plan and outstanding unvested equity awards would become vested under the terms of the 2012 Incentive Plan. Further, under the employment agreements, if within two years following the change in control, the Company terminates the executive, or the executive resigns for good reason, all unvested options will become vested upon such termination. Under the retention and change in control agreements, if within one year following the change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested options under the 2006 Option Plan that would have vested during the fiscal year of termination, and all unvested equity awards under the 2012 Incentive Plan, will become vested upon such termination. With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $26.69 closing price on the NYSE on March 31, 2015, the last trading day of fiscal 2015; the amount does not include unvested options that have an exercise price greater than $26.69 per share because those options had no unrealized value at March 31, 2015. With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the $26.69 closing price on the NYSE on March 31, 2015. The amount does not include the value of any awards that have already vested at fiscal year end (including those options that vested on March 31, 2015), even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.
(2)	Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above.

Under the employment agreements and retention and change in control agreements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested stock options, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies such as Rexnord are required to hold an advisory vote of their stockholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to the SEC’s Regulation S-K Item 402; Rexnord discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. The Company holds this advisory “say-on-pay” vote every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to ensure that we maintain our ability to attract and retain highly talented key employees needed to successfully grow and lead the organization, reward our executives for achieving specific annual and long-term strategic goals of the Company and align each executive’s interest with that of our stockholders. We believe we have created a “pay for performance” culture that places an emphasis on value creation by putting a substantial portion of each executive’s compensation at risk depending on the performance of the Company and focuses our executives on critical business goals that translate into long-term value creation. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short- and long-term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board recommends that stockholders vote “FOR” approval of the compensation of the Company’s executive officers as described in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In fiscal 2015, the Company was involved in the following transactions with directors, executive officers or then-greater-than-5% stockholders that require disclosure under applicable SEC rules.

Former Stockholders’ Agreements and Fiscal 2015 Securities Offerings

Until November 18, 2014, entities affiliated with Apollo (the “Apollo Holders”) owned more than 5% of the outstanding shares of our common stock. In connection with Apollo’s acquisition of Rexnord in 2006, we entered into two separate stockholders’ agreements (collectively, the “Stockholders’ Agreements”) – one with the Apollo Holders and certain other of our stockholders, and the other with the Apollo Holders, George M. Sherman and two entities then-controlled by Mr. Sherman. All of the terms of the Stockholders’ Agreements, including certain board nomination and membership rights, terminated upon the consummation of our IPO on April 3, 2012, except for the registration rights provisions described below.

Under the terms of the Stockholders’ Agreements, we agreed to register shares of our common stock owned by affiliates of the Apollo Holders in certain circumstances. The Apollo Holders exercised their registration rights with respect to their shares three times in fiscal 2015. Consequently, pursuant to the Stockholders’ Agreements, Rexnord was required to pay all of the offering expenses (other than underwriters’ discounts and commissions on the shares of common stock sold by the Apollo Holders) related to those offerings in fiscal 2015. The offering expenses (excluding such underwriters’ discounts and commissions) paid by the Company on behalf of the selling stockholders aggregated $0.5 million in fiscal 2015. Following these offerings, Apollo no longer owns any shares of our stock.

Former Nominating Agreement

On April 3, 2012, we entered into an agreement with Apollo pursuant to which Apollo had the right, at any time until Apollo no longer beneficially owned at least 33  1/3% of our outstanding common stock, to nominate three designees to our board of directors. In addition, under our bylaws, until such time as Apollo no longer beneficially owned at least 33   1/3% of our outstanding common stock, certain important matters required the approval of a majority of the directors nominated by Apollo voting on such matters. The following directors, who served for all or part of fiscal 2015, were originally designated by Apollo pursuant to the former nominating agreement and no-longer-effective bylaw provisions: Peter P. Copses and Damian J. Giangiacomo (both of whom resigned from the board during fiscal 2015) and Laurence M. Berg. In June 2014, Apollo’s ownership fell below 33 1/3% and, as a result, the nominating agreement terminated and the above bylaw provisions are no longer in effect. Apollo no longer owns any shares of our stock.

PROPOSAL 3: RATIFICATION THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2016. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2016 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will be at the annual meeting to answer your questions and to make a statement if they so desire.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee held four meetings during fiscal 2015. The Rexnord board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Rexnord’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal 2015, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2015, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Christopoul and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2015, with Rexnord management;

•

discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by The Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Mark S. Bartlett (Chair)

Thomas D. Christopoul

John S. Stroup

AUDITORS

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to E&Y for services in fiscal 2015 and 2014 were as follows:

	2015	2014
Audit fees:	$2,210,000	$2,206,000
Audit-related fees:	$538,000	$825,000
Tax fees:	$372,000	$700,000
All other fees:	$0	$0

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees included services and expenses related to the 2015 and 2014 annual financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries, as well as fees and expenses related to the registered offerings of Company securities in both years, and in 2014, the services included the now-concluded board of directors’ review of strategic alternatives. During fiscal 2015 and 2014, audit-related services consisted of acquisition due diligence assistance. Tax services consisted primarily of tax return preparation and tax consultation. The Audit Committee considered the compatibility of the audit and non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for fiscal 2016, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 11, 2015

A copy (without exhibits) of Rexnord’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2015, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the May 26, 2015 Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 247 Freshwater Way, Suite 300, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Rexnord’s website at www.rexnord.com/investors.

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held At:

Water Council Building

247 Freshwater Way

Milwaukee, WI 53204

July 22, 2015

9:00 a.m. Central Time

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card are available at

http://www.astproxyportal.com/ast/17558

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20230300000000000000 4	072215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2

AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2019 (except as marked to the contrary below): NOMINEES:				2. Advisory vote to approve the compensation of the Company’s executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Todd A. Adams O Robin A. Walker-Lee		3. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held At:

Water Council Building

247 Freshwater Way

Milwaukee, WI 53204

July 22, 2015

9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or call 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Time the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17558
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20230300000000000000 4	072215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2019 (except as marked to the contrary below): NOMINEES:				2. Advisory vote to approve the compensation of the Company’s executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Todd A. Adams O Robin A. Walker-Lee		3. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

☐                         ¢

REXNORD CORPORATION

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned on May 26, 2015, at the Annual Meeting of Stockholders to be held at the Water Council Building, 247 Freshwater Way, Milwaukee, WI on July 22, 2015 at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢